UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                     FORM 3

                         INITIAL STATEMENT OF BENEFICIAL
                             OWNERSHIP OF SECURITIES


     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
         Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

------------------------------------------ ----------------------------- ---------------------------- ----------------------------
1.  Name and Address of Reporting Person   2.  Date of Event Requiring   3.  I.R.S. Identification    4.  Issuer Name and Ticker
                                           Statement (Month/Day/Year)    Number of Reporting          or Trading Symbol
                                                                         Person, if an entity
John          Jason                                                      (voluntary)                  Tripacific Developments
--------------------------------------                                                                Corporation, the Issuer
(Last)        (First)         (Middle)     October 4, 1999                                            presently has no Ticker or
                                                                         Not Applicable               Trading Symbol as it is not
301 - 2483 Yew Street                                                                                 yet quoted
--------------------------------------
(Street)

Vancouver, B.C.           V6K 3H3
--------------------------------------
(City)    (State)         (Zip)

---------------------------------------- ----------------------------- ---------------------------- ----------------------------
5.  Relationship of Reporting Person(s)    6.  If Amendment,             7.  Individual or
to Issuer (Check all applicable)           Date of Original              Joint/Group Filing (Check
                                           (Month/Day/Year)              Applicable Line)

_X_ Director       ___ 10% Owner           Not Applicable                _X_ Form filed by One
                                                                             Reporting Person

_X_ Officer (give   ___ Other                                            ___ Form filed by more
    title below)        (specify below)                                      than One Reporting
                                                                             Person
President/Secretary/Treasurer
-------------------------------------

------------------------------------------ ----------------------------- ---------------------------- ----------------------------
                                       TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
------------------------------------------ ----------------------------- ---------------------------- ----------------------------
1.  Title of Security                      2.  Amount of Securities      3.  Ownership Form:          4.  Nature of Indirect
    (Instr. 4)                                 Beneficially Owned            Direct (D) or                Beneficial Ownership
                                               (Instr. 4)                    Indirect (I) (Instr. 5)      (Instr. 5)
------------------------------------------ ----------------------------- ---------------------------- ----------------------------
Common Shares                                          1,000                            D                           N/A
------------------------------------------ ----------------------------- ---------------------------- ----------------------------

------------------------------------------------------------------------------------------------------------------------------------
         TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
----------------- ------------------------------- ------------------------------- ---------------- ----------------- ---------------
1.  Title of      2.  Date Exercisable and        3.  Title and Amount of         4.  Conversion   5.  Ownership     6.  Nature of
Derivative        Expiration Date                 Securities Underlying           or Exercise      Form of           Indirect
Security          (Month/Date/Year)               Derivative Security (Instr. 4)  Price of         Derivative        Beneficial
(Instr. 4)        ------------------------------- ------------------------------- Derivative       Securities:       Ownership
                  Date            Expiration      Title           Amount or       Security         Direct (D) or     (Instr. 5)
                  Exercisable     Date                            Number of                        Indirect (I)
                                                                  Shares                           (Instr. 5)
----------------- --------------- --------------- --------------- --------------- ---------------- ----------------- ---------------
N/A
----------------- --------------- --------------- --------------- --------------- ---------------- ----------------- ---------------

Explanation of Responses:



/s/ Jason John                                                 January 19, 2000
-------------------------------                                ----------------
Jason John                                                     Date
**Signature of Reporting Person


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.